Exhibit 10.1

Pursuant to Item 601(b)(10) of Regulation S-K, certain information has been redacted or omitted, and marked by brackets and asterisks. The Company agrees to furnish, on a supplemental basis, a complete unredacted copy of such exhibit to the Securities and Exchange Commission upon request.

STOCK REPURCHASE Agreement

This Stock Repurchase Agreement (this “Agreement”), dated as of October 24, 2025, is entered into between NovaCell Inc., a Nevada corporation (the “Corporation”), and Calidi Biotherapeutics, Inc., a Delaware Corporation (the “Seller”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Seller owns 22,500,000 shares of Common Stock, $0.001 par value of the Corporation (collectively, the “Repurchased Shares”); and

WHEREAS, the Seller wishes to sell to the Corporation, and the Corporation wishes to repurchase from the Seller, the Repurchased Shares, as more fully described and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Stock Repurchase. Subject to the terms and conditions set forth herein, at the Closing (as defined below), the Seller shall sell, transfer, and deliver to the Corporation, and the Corporation shall purchase from the Seller, all of the Seller’s rights, title, and interest in and to the Repurchased Shares (the “Repurchase”), free and clear of any pledge, lien, charge, security interest, mortgage, claim, or other encumbrance (each, an “Encumbrance”), except as otherwise evidenced by legends on the stock certificate(s) evidencing the Repurchased Shares, and by this Agreement. Upon payment of the Purchase Price (as defined below) at the Closing, the Seller shall cease to have any rights as a holder of the Repurchased Shares and as a stockholder of the Corporation.

2. Purchase Price. The aggregate purchase price for the Repurchased Shares shall be US$6,000,000 (the “Closing Purchase Price”) plus the Additional Royalty Consideration set forth in Section 5 (the Closing Purchase Price and the Additional Royalty Consideration collectively referred to as the “Purchase Price”). The payment of the Closing Purchase Price shall be satisfied as follows: (a) in part, by the cancellation of indebtedness owed by Seller to the Corporation under that certain Promissory Note dated September 17, 2024 (the “Promissory Note”), reflecting principal and accrued but unpaid interest under the Promissory Note (approx. US$1.9 million) offset by (x) Seller’s costs incurred on behalf of the Corporation (approx. US$0.6 million) as aggregated in the intercompany account on Seller’s trial balance, and (y) US$50,000 in cash paid by Seller to the Corporation (the “Cash Offset”) (such remaining net amount the “Indebtedness Cancellation Amount”); and (b) as to the balance of the Closing Purchase Price remaining after deducting the Indebtedness Cancellation Amount (the “Deferred Consideration”), through the deferred and contingent payments described in Section 3 below. For the avoidance of doubt, the Parties acknowledge and agree that, the Indebtedness Cancellation Amount, as of the date of this Agreement, is US$1,214,864 and that the Deferred Consideration is US$4,785,136. Seller agrees to provide the Corporation documentation of the Indebtedness Cancellation Amount (e.g., a ledger identifying same, or a copy of Seller’s audited financial statement(s) or record(s) reflecting the Indebtedness Cancellation Amount).

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3. Payment Terms.

(a) Satisfaction at Closing; Delivery Mechanics. At the Closing, the Corporation shall satisfy a portion of the Closing Purchase Price by cancelling, releasing and discharging in full the Indebtedness Cancellation Amount, including the Promissory Note and all obligations thereunder, effective as of the Closing, and shall deliver to Seller (i) the original Promissory Note marked as cancelled, and (ii) any other lien releases necessary to evidence such cancellation. The Deferred Consideration shall be paid from time to time after Closing in accordance with Sections 3(b) and 3(c) of this Agreement. Except as otherwise expressly provided herein, all cash payments to Seller shall be made by wire transfer of immediately available funds to an account designated in writing by Seller no later than two (2) Business Days prior to the applicable payment date, without deduction or setoff (other than any withholding required by applicable Law).

(b) From and after the Closing, the Corporation shall pay to Seller the Deferred Consideration as follows:

(i) an amount equal to [*] percent ([*]%) of any Gross Proceeds received by the Corporation in any Qualified Capital Raise. Such payment shall be due no later than five (5) Business Days after the closing of the applicable Qualified Capital Raise and the Corporation’s receipt of the related proceeds. For purposes of this Section 3(a) “Qualified Capital Raise” means any equity or debt financing (or series of related financings in the aggregate) involving issuances of common stock, preferred stock, common stock equivalents of the Corporation, debt securities and including investments or cash contributions made in connection with any strategic investment, joint venture or similar transaction resulting in cash consideration of at least US$1,000,000; and “Gross Proceeds” means the gross cash proceeds actually received by the Corporation from a Qualified Capital Raise, without deductions for fees, costs, underwriting discounts, commissions or expenses

(ii) Notwithstanding the foregoing, the following shall not constitute a Qualified Capital Raise: (a) the conversion, exchange, or exercise of any outstanding convertible notes, SAFEs, warrants, options, or other derivative securities of the Company into equity securities, to the extent such conversion, exchange, or exercise does not result in the receipt by the Company of new cash proceeds; (b) the issuance of equity securities pursuant to any employee equity incentive plan, management compensation arrangement, or benefit plan; (c) any grant, subsidy, award, or other form of non-dilutive funding received by the Company from any governmental authority, nonprofit entity, or similar funding source; and (d) the cancellation, forgiveness, satisfaction, or conversion of any indebtedness, liabilities, or obligations of the Company, whether or not such cancellation or conversion is effected through the issuance of equity securities.

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(iii) a royalty equal to [*] percent ([*]%) of the Corporation’s Gross Revenue earned by the Corporation. Royalty payments shall be calculated for each fiscal quarter and paid within 10 business days after the end of such quarter. For purposes of this Section 3, “Gross Revenue” means the Corporation’s gross revenue from product sales and from other collection or receipt of license fees, as recognized in the Corporation’s financial statements.

(c) All payments made pursuant to Section 3(b) of this Agreement shall be credited against and reduce, on a dollar-for-dollar basis, the then-outstanding balance of the Deferred Consideration until the Deferred Consideration has been paid in full, after which no further payments shall be due under Section 3(b) of this Agreement. For clarity, the maximum aggregate amount payable on account of the Deferred Consideration shall equal US$6,000,000 minus the Indebtedness Cancellation Amount.

(d) Notwithstanding anything to the contrary, upon the consummation of any transaction or series of related transactions (excluding the transactions set forth in this Agreement) in which (i) the Corporation merges or consolidates with another entity or issues new securities to an unaffiliated third-party and as a result thereof the shareholders of the Corporation pre-transaction no longer own at least fifty-one percent (51%) of the Corporation after giving effect to such transaction(s), (ii) any other transaction whereby the shareholders of the Corporation after giving effect to the Repurchase no longer own at least fifty-one percent (51%) of the Corporation, or (iii) the Corporation licenses, sells or otherwise transfers all or substantially all of its assets (each, a “Change of Control” transaction), the Corporation shall pay to Seller the greater of (i) [*]% of Change of Control transaction consideration or (ii) the entire then remaining unpaid balance of the Deferred Consideration in full at the closing of such Change of Control transaction no later than five (5) Business Days thereafter.

4. Withholding. The Corporation shall be entitled to deduct and withhold from the Purchase Price such amounts as the Corporation is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local, or foreign tax law. To the extent that such amounts are so withheld by the Corporation, such withheld and deducted amounts will not be treated for purposes of this Agreement as having been paid to the Seller.

5. Additional Royalty Payment.

(a) Upon the full and final satisfaction and payment of the Closing Purchase Price (inclusive of the Indebtedness Cancellation Amount and all Deferred Consideration payments) (the “Deferred Consideration Satisfaction Date”), the Corporation shall pay to Seller an ongoing royalty as set forth in Section 5(b) of this Agreement during the Royalty Term (the “Additional Royalty Consideration”). For purposes of this Section 5, “Royalty Term shall mean the period commencing on the day immediately following the Deferred Consideration Satisfaction Date and ending on the tenth (10th) anniversary of the Corporation’s first product sale. For the avoidance of doubt, no royalty, other than as set forth in Section 3(c) of this Agreement, shall accrue or be payable for any period prior to the Deferred Consideration Satisfaction Date, and in no event shall the Royalty Term extend beyond the tenth (10th) anniversary of the Corporation’s first product sale.

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(b) During the Royalty Term, the Corporation shall pay Seller a royalty equal to [*]% of Covered Gross Revenue, “Covered Gross Revenue,” means the Corporation’s gross revenue (recognized in accordance with U.S. GAAP and the Corporation’s consistently applied revenue-recognition policies) derived from the sales of any products and from other collection or receipt of license fees, as recognized in the Corporation’s financial statements resulting from the manufacture, use, offer for sale, or importation that incorporates or use any element or derivative of the materials listed on Schedule A to the Material Purchase Agreement. Any grant, subsidy, award, or other form of non-dilutive funding received by the Corporation from any governmental authority, nonprofit entity, or similar funding source is specifically excluded from “Covered Gross Revenue” as defined herein, and shall not give rise to a royalty payment to Seller under this Agreement.

(c) Royalty payments shall be calculated on a fiscal-quarter basis and paid within thirty (30) days after the end of each fiscal quarter. On or before the due date for all payments to the Seller pursuant to this Section 5, the Corporation shall provide the Seller with a statement (“Payment Statement”) showing for the relevant quarterly period, the gross amount invoiced by the Corporation for which a royalty payment is due to the Seller pursuant to Section 5(b).

(d) Any royalty amount not paid when due under this Section 5 shall accrue interest from (and including) the original due date until (but excluding) the date paid in full at a rate equal to eight percent (8%) per annum (or, if lower, the maximum rate permitted by applicable Law), calculated on the basis of a 365-day year and the actual number of days elapsed. The Corporation shall pay such accrued interest in addition to the overdue royalty principal and in addition to any other amounts due under this Agreement.

(e) The Parties acknowledge and agree that the royalty provided for in this Section 5 is intended as additional deferred compensation to Seller, that the Seller is not providing services to the Corporation in connection therewith, and that nothing herein creates a partnership, joint venture, agency, or employment relationship between the Parties.

6. Closing. The closing of the transactions contemplated by this Agreement shall take place simultaneously with the execution of this Agreement on the date hereof at the offices of Sichenzia Ross Ference Carmel LLP, or remotely by exchange of documents and signatures (or their electronic counterparts) (the “Closing” and such date the “Closing Date”).

7. Closing Deliverables.

(a) At the Closing, the Seller shall deliver to the Corporation:

(i) executed counterparts of this Agreement;

(ii) the Material Purchase Agreement, duly executed by required parties thereto;

(iii) copies of resolutions or minutes of the Board of Directors of Seller and the Audit Committee of the Board of Directors of the Seller approving this Agreement and the transactions contemplated hereby;

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(iv) written resignations from any persons representing the Seller as an officer or director of the Corporation and written termination of any employment, consulting or similar agreement between the Corporation and Seller or any shareholder, officer, director or employee of Seller; and

(v) such other instruments, certificates, and documents as are reasonably necessary to transfer the Repurchased Shares to the Corporation and to consummate the transactions contemplated by this Agreement.

(b) At the Closing, the Corporation shall deliver to Seller:

(i) evidence of cancellation of indebtedness owed by Seller to the Corporation under the Promissory Note, including delivery of the cancelled original note and any required lien releases. The Parties agree that this Agreement constitutes a duly executed instrument evidencing cancellation of indebtedness owed by Seller to the Corporation under the Promissory Note;

(ii) the written consent of Dr. Rigor, as a shareholder of the Corporation, approving the transactions contemplated hereby (the “Dr. Rigor Consent”);

(iii) executed counterparts of this Agreement;

(iv) the Material Purchase Agreement, duly executed by required parties thereto; and

(v) such other instruments, certificates, and documents as are reasonably necessary to consummate the transactions contemplated by this Agreement.

8. Representations and Warranties of Seller. The Seller represents and warrants to the Corporation that:

(a) The Seller is the sole legal and beneficial owner of the Repurchased Shares and such ownership is free and clear of all Encumbrances.

(b) The Seller has full power and authority to enter into this Agreement and the documents to be delivered by the Seller hereunder and to consummate the transactions provided hereunder. The execution and delivery by the Seller of this Agreement and performance by the Seller of the Seller’s obligations hereunder have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered to the Corporation by the Seller and constitutes a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

(c) The Repurchased Shares represent all of the shares of the Corporation’s capital stock owned by the Seller and the Seller has no option or other right to acquire any other shares of capital stock or other securities of the Corporation.

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(d) None of the execution, delivery, or performance by the Seller, nor the consummation of the transaction contemplated hereby by the Seller will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of:

(i) Any applicable law;

(ii) The provisions of any material contract or agreement to which the Seller is a party or to which any of the Seller’s material assets are bound; or

(iii) Any of the Seller’s organizational documents.

(e) There is no action pending, or to the knowledge of the Seller, threatened against the Seller or its affiliates which, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement. There is no action by the Seller pending or threatened against any other person relating to the Repurchased Shares owned by the Seller.

(f) No consent, approval, declaration or filing with, or notice to, any person, entity or governmental authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement.

(g) By reason of the Seller’s business or financial experience (either alone or together with the Seller’s advisers), the Seller has the capacity to protect the Seller’s own interests in connection with the sale of the Repurchased Shares to the Corporation and to evaluate the potential risks and benefits of the sale hereunder of the Repurchased Shares.

(h) The Seller has received all of the information that the Seller considers necessary or appropriate for deciding whether to sell the Repurchased Shares hereunder and perform the other transactions contemplated hereby. The Seller further represents that the Seller has had an opportunity to ask questions and receive answers from the Corporation regarding the business, properties, prospects, and financial condition of the Corporation and to seek from the Corporation such additional information as the Seller has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to the Seller by or on behalf of the Corporation.

(i) The Seller acknowledges that, other than as set forth in Section 3 of this Agreement, the Seller will have no future participation in any Corporation gains, losses, profits, or distributions with respect to the Repurchased Shares or otherwise as a stockholder. If the Repurchased Shares increase in value by any means, the Seller acknowledges that the Seller is voluntarily forfeiting any opportunity to share in any resulting increase in value.

(j) The Seller has had an opportunity to review with the Seller’s tax advisers the federal, state, local and foreign tax consequences of the Repurchase and the transactions contemplated by this Agreement. The Seller is relying solely on such advisers and not on any statements or representations of the Corporation or any of its agents. The Seller understands that the Seller (and not the Corporation) shall be responsible for the Seller’s tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by this Agreement.

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(k) The Seller agrees that for a period of one (1) year following the Closing Date, if the Seller elects to hire an Employee of the Corporation who was engaged in the following research and development activities in furtherance of the relationship and affiliation between the Seller and the Corporation and/or this Agreement: Scientific Operations; Process Development; Quality Assurance; Quality; Technology Operations; Regulatory Compliance; and Clinical Operations (“R&D Employees”), the Corporation will be entitled to a Conversion Fee in the amount of [**]. The Conversion Fee shall be paid in equal installments over the course of six (6) months, payable on the fifth day of each month until paid, beginning in the month immediately following the date of the Employee’s hire. The Seller acknowledges that the Conversion Fee is fair and reasonable considering the effort and expense that the Corporation devotes to training those employees and the time and expense of replacing such employees. There will be no Conversion Fee due to the Corporation if the Seller elects to hire an Employee who does not meet the definition of an R&D Employee.

9. Representations and Warranties of the Corporation. The Corporation represents and warrants to the Seller that:

(a) The execution and delivery by the Corporation of this Agreement and performance by the Corporation of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Corporation. This Agreement has been duly executed and delivered to the Seller by the Corporation and constitutes a legal, valid, and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity);

(b) None of the execution, delivery, or performance by the Corporation, nor the consummation of the transaction contemplated hereby by the Corporation will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of:

(i) Any applicable law;

(ii) The provisions of any material contract or agreement to which the Corporation is a party or to which any of the Corporation’s material assets are bound; or

(iii) Any of the Corporation’s organizational documents, including its certificate of incorporation and by-laws.

(c) After giving effect to the payment of the Purchase Price to the Seller, the capital of the Corporation will not be impaired within the meaning of Section 160 of the Delaware General Corporation Law.

(d) There is no action pending, or to the knowledge of the Corporation, threatened against the Corporation which, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement.

(e) No consent, approval, declaration or filing with, or notice to, any person, entity or governmental authority is required by or with respect to the Corporation in connection with the execution and delivery of this Agreement.

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(f) The Corporation agrees that for a period of one (1) year following the Closing Date, if the Corporation elects to hire an Employee of the Seller who was engaged in the following research and development activities in furtherance of the relationship and affiliation between the Seller and the Corporation and/or this Agreement: Scientific Operations; Process Development; Quality Assurance; Quality; Technology Operations; Regulatory Compliance; and Clinical Operations (“R&D Employees”), the Seller will be entitled to a Conversion Fee in the amount of that Employee’s annualized compensation. The Conversion Fee shall be paid in equal installments over the course of six (6) months, payable on the fifth day of each month until paid, beginning in the month immediately following the date of the Employee’s hire. The Corporation acknowledges that the Conversion Fee is fair and reasonable considering the effort and expense that the Seller devotes to training those employees and the time and expense of replacing such employees. There will be no Conversion Fee due to the Seller if the Corporation elects to hire an Employee who does not meet the definition of an R&D Employee.

10. Evidence of Ownership of the Repurchased Shares. The Parties acknowledge and agree that there are no stock certificates evidencing the Repurchased Shares. The Parties agree that this Agreement constitutes a duly executed instrument of transfer and stock power from Seller to the Corporation with respect to the Repurchased Shares.

11. Release. Effective as of the Closing, Seller hereby releases and forever discharges the Corporation, and its directors, officers, shareholders, employees and agents thereof (each a “Covered Person”), from any and all claims, causes of actions, losses, or damages against the Company or any Covered Person arising out of or in connection with Seller’s ownership of the Repurchased Shares through the Closing Date; it being agreed and understood that such release shall not affect any of Seller’s rights hereunder.

12. Confidentiality. From and after the Closing, Seller shall, and shall cause its affiliates to, hold in confidence any and all information, whether written or oral, concerning the Corporation, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of Seller or any of its affiliates or their respective agents or representatives; or (b) is lawfully acquired by Seller, any of its affiliates or their respective agents or representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its affiliates or their respective agents or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify the Corporation in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

13. Transition Services. For ninety (90) days from (and including) the Closing Date (the “Transition Period”), Seller agrees to provide reasonable transition and knowledge-transfer services (“Transition Services”) to the Corporation. Requests for Transition Services shall be directed to the Seller’s Chief Executive Officer (“CEO”) in writing and shall include in reasonable detail the specific service needed and an estimated time frame in which such services are needed. No Seller employee or contractor shall commence any Transition Services unless the Seller’s CEO has first approved in writing the personnel and the relevant service request (the “Seller CEO Approval”). Seller’s CEO shall have sole discretion in the amount of time and resources that Seller can reasonably provide without interfering with Seller’s business. Each party will keep confidential information confidential and comply with applicable data protection and security laws in the performance of the Transitions Services. No Transition Services shall be requested or rendered after the Transition Period has concluded.

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14. Records, Reports and Audit.

(a) The Corporation shall keep complete and accurate records of its sales for the calculation of payments to be made to the Seller hereunder. The Corporation shall provide Seller with quarterly reports detailing Gross Revenue prepared in accordance with U.S. GAAP within ten (10) Business Days after the end of each fiscal quarter, which reports will reasonably detail line items comprising Gross Revenue for such quarter. Together with each payment due under Sections 3(c) and 5 of this Agreement, the Corporation shall deliver a Payment Statement for the relevant period showing the calculation of amounts due. The Corporation shall retain records relevant to payments under this Agreement for the longer of six (6) years after the period to which they relate or, through the Royalty Term plus two (2) years. Reports and Payment Statements may be delivered electronically. The Seller’s receipt thereof does not waive any rights under this Agreement.

(b) Notwithstanding anything contained in this Section 13, the Seller, at its own expense, may at any time within one (1) year after receiving any Payment Statement from the Corporation, designate an independent certified public accountant whom the Corporation shall permit to have access to Corporations records during its normal business hours for the purpose of verifying all payments made under Sections 3(c) and 5 of this Agreement. If the independent accountant finds any underpayment of royalty amounts payable under Sections 3(c) or 5, the Corporation shall promptly pay the deficiency together with the penalty specified in Section 5(d) herein (i.e., interest at eight percent (8%) per annum, or the maximum rate permitted by Law, from the original due date until paid, in addition to any other amounts due under this Agreement).

15. Governing Law; Submission to Jurisdiction; Attorney’s Fees. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of San Diego, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

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16. Further Assurances. The Parties shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further action as may be reasonably required to effectuate the transactions contemplated by this Agreement.

17. Survival of Representations and Warranties. The representations and warranties contained herein or made in writing by the Parties shall survive the closing.

18. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

19. Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed given if delivered personally or by registered or certified mail, postage prepaid, addressed to the respective parties at the addresses set forth on the signature page hereof (or to such other addresses as shall be specified by five business days’ advance written notice to the other Party).

20. Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not by themselves affect the interpretation of this Agreement.

21. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

22. Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

23. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the Parties.

24. Amendments; Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the Parties. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the Party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

25. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CALIDI BIOTHERAPEUTICS, INC.

By
Name:	Andrew Jackson
Title:	Chief Financial Officer
Address:
4475 Executive Drive, Suite 200
San Diego, CA 92121

NOVACELL, INC.

By
Name:	Allan Camaisa
Title:	Executive Chairman
Address:

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